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                                                                    EXHIBIT 23.1


                   Consent of Independent Public Accountants


We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the Zany Brainy, Inc. 1993 Stock Incentive Plan, the Amended and Restated 1998 Equity Compensation Plan, the Rosa Aukburg Stock Option Agreement and the Nick Egelanian Non-Qualified Stock Option Agreement of our report dated March 5, 1999 appearing in the prospectus dated June 2, 1999 included in the registration statement on Form S-1 (Registration No. 333-74719) of Zany Brainy, Inc. filed with the Securities and Exchange Commission and to all references to our Firm included in this Registration Statement.



                           /s/  ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
July 15, 1999